EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

November 6, 2007

EnteroMedics Inc.

2800 Patton Road

St. Paul, Minnesota 55113

Re:	Registration Statement on Form S-1

(SEC File Number 333-143265)

Ladies and Gentlemen:

We have acted as counsel to EnteroMedics Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1, as amended (the “Registration Statement”), relating to the proposed issuance and sale by the Company of up to 5,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which includes 750,000 shares subject to the Underwriters’ over-allotment option.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute and deliver such instruments. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Shares will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company’s Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.

Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been duly authorized by all requisite corporate action, and (ii) the Shares, upon issuance, delivery and payment therefor as described in the Registration Statement and the related prospectus, as amended and supplemented through the date of issuance, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ DORSEY & WHITNEY LLP